                            SCHEDULE 14C INFORMATION

               Information Statement Pursuant to Section 14(c) of
             the Securities Exchange Act of 1934 (Amendment No.   )

    Check the appropriate box:
    / /  Preliminary Information Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
    /X/  Definitive Information Statement

                                           PSI ENERGY, INC.
--------------------------------------------------------------------------------
                  (Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).
/ /  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                PSI ENERGY, INC.

                             1000 EAST MAIN STREET
                           PLAINFIELD, INDIANA 46168

                                     [LOGO]

                            ------------------------

     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 1996

TO THE SHAREHOLDERS OF
PSI ENERGY, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PSI Energy, Inc. will be held at the Cincinnati Club Building, 30 Garfield Place, Cincinnati, Ohio, on Friday, April 26, 1996 at 10:00 a.m., eastern daylight saving time, for the purposes of electing seven directors and transacting such other business as may legally come before the meeting, or any adjournment thereof.

    Only shareholders of record at the close of business on Monday, February 26, 1996, will be entitled to vote at the meeting and at any adjournment thereof.

    Proxies will not be solicited for this meeting and you are requested not to send us a proxy. Shareholders are welcome to attend the meeting in person and cast their votes by ballot on the issues presented at the meeting.

                                          PSI ENERGY, INC.

                                          BY CHERYL M. FOLEY, SECRETARY

Dated: March 27, 1996

                                PSI ENERGY, INC.

                             1000 EAST MAIN STREET
                           PLAINFIELD, INDIANA 46168
                                 (317) 839-9611

                             INFORMATION STATEMENT

INTRODUCTION

    This Information Statement is first being mailed on or about March 27, 1996 to the shareholders of PSI Energy, Inc., an Indiana corporation (the "Company"), in connection with its Annual Meeting of Shareholders to be held on April 26, 1996, or any adjournment or postponement of such meeting (the "Annual Meeting"). The Annual Report to Shareholders of Cinergy Corp., a Delaware corporation ("Cinergy"), including financial statements, for the year ended December 31, 1995 accompanies the mailing of this Information Statement.

    Cinergy is a registered holding company under the Public Utility Holding Company Act of 1935, as amended, and the parent company of the Company, The Cincinnati Gas & Electric Company ("CG&E"), Cinergy Services, Inc. ("Cinergy Services"), and Cinergy Investments, Inc. ("Cinergy Investments"). The Company is an operating utility primarily engaged in providing electric service in north central, central, and southern Indiana. CG&E is an operating utility primarily engaged in providing electric and gas service in the southwestern portion of Ohio and, through its principal subsidiary, The Union Light, Heat and Power Company ("Union Light"), in adjacent areas in Kentucky. Cinergy Services provides management, financial, administrative, engineering, legal and other services to the Company, Cinergy, CG&E, and Cinergy Investments. Cinergy conducts its non-regulated businesses through Cinergy Investments and its subsidiaries.

    Cinergy is the sole shareholder of the 53,913,701 outstanding shares of the Company's common stock. There remain outstanding 5,117,407 shares of the Company's cumulative preferred stock as of the close of business on February 26, 1996 which also have certain voting rights as described herein.

    Since Cinergy's ownership represents more than 96% of the total votes that could be cast at the Annual Meeting, and since shareholders do not have cumulative voting rights and Cinergy intends to vote in favor of all director-nominees for election as directors to the Board of Directors of the Company (the "Board"), the election of such director-nominees is assured. Therefore, the Board considered it inappropriate to solicit proxies for the Annual Meeting. Please be advised, therefore, that this is only an Information Statement. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. However, if you wish to vote your shares of cumulative preferred stock, you may do so by attending the meeting in person and casting your vote by a ballot which will be provided for that purpose.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

    Only holders of record of the Company's voting securities at the close of business on February 26, 1996 (the "Record Date") will be entitled to vote at the Annual Meeting. The outstanding voting securities of the

Company are divided into two classes: common stock and cumulative preferred stock. The class of cumulative preferred stock has been further issued in six series. The shares outstanding as of the Record Date, and the vote to which each share is entitled, are as follows:

                                                                                           VOTES PER
                               CLASS                                 SHARES OUTSTANDING      SHARE
-------------------------------------------------------------------  ------------------  --------------
Common Stock (without par value)                                          53,913,701             1 vote
Cumulative Preferred Stock
  Par Value $100 per share                                                   799,482             1 vote
  Par Value $25 per share                                                  4,317,925           1/4 vote

    As noted above, Cinergy owns all the outstanding shares of the Company's class of common stock.

    Pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), a beneficial owner of a security is any person who directly or indirectly has or shares voting or investment power over such security. No person or group is known by management of the Company to be the beneficial owner of more than 5% of the Company's class of cumulative preferred stock as of the Record Date.

SECURITY OWNERSHIP OF MANAGEMENT

    The Company's director-nominees and named executive officers (as the latter term is defined on page 11) did not beneficially own any shares of any series of the class of the Company's cumulative preferred stock as of December 31, 1995. The beneficial ownership of the outstanding shares of Cinergy common stock held by each director-nominee and named executive officer, and of units equal to one share of Cinergy common stock paid as compensation to non-employee directors of Cinergy, as of December 31, 1995, is set forth in the following table.

                                                                   AMOUNT AND NATURE
               NAME OF BENEFICIAL OWNER (1)                   OF BENEFICIAL OWNERSHIP (2)    UNITS (3)
-----------------------------------------------------------  -----------------------------  -----------
James K. Baker                                                         16,105 shares             1,324
Michael G. Browning                                                    21,335 shares             4,254
Cheryl M. Foley                                                        71,592 shares
John A. Hillenbrand II                                                 30,759 shares             3,821
J. Wayne Leonard                                                       74,060 shares
John M. Mutz                                                           34,740 shares
Jackson H. Randolph                                                    75,658 shares
James E. Rogers                                                       252,582 shares
Van P. Smith                                                           19,890 shares
Larry E. Thomas                                                        75,640 shares
All directors and executive officers as a group                       789,304 shares
                                                                      (representing 0.50% of the class)

---------

(1) No individual listed beneficially owned more than 0.16% of the outstanding shares of Cinergy common stock.

(2) Includes shares which there is a right to acquire within 60 days pursuant to the exercise of stock options in the following amounts: Mr. Baker -- 15,287; Mr. Browning -- 15,287; Ms. Foley -- 57,397; Mr. Hillenbrand -- 15,287; Mr. Leonard -- 57,611; Mr. Mutz -- 32,787; Mr. Randolph -- 50,000;
    Mr.  Rogers -- 189,403; Mr.  Smith -- 15,287; Mr.  Thomas -- 51,107; and all
    directors and executive officers as a group -- 585,030.

(3) Each unit represents one share of Cinergy common stock credited to the account of the respective directors as of December 31, 1995 under Cinergy's Directors' Deferred Compensation Plan.

ELECTION OF DIRECTORS

    In accordance with the By-Laws of the Company, the Board shall consist of not less than one and not more than seven persons. The size of the Board is currently fixed at seven and the Board has nominated the individuals listed below for election as directors, all of whom are presently members of the Board and were elected by shareholders at the 1995 annual meeting. All of the proposed director-nominees have signified their willingness to serve, if elected.

    Directors will be elected at the Annual Meeting by a plurality of the votes cast. As previously stated, Cinergy intends to vote all of the outstanding shares of common stock of the Company in favor of the director-nominees set forth below and, since Cinergy's ownership of such common stock represents over 96% of the voting power of the Company, the election of such director-nominees is assured.

    Except as otherwise noted, the principal occupation or employment of each individual set forth below has been such individual's principal occupation or employment for the past five years. Each director-nominee, with the exception of Messrs. Mutz, Randolph, and Rogers, is otherwise unaffiliated with Cinergy and its subsidiaries, including the Company.

--------------------------------------------------------------------------------
             JAMES K. BAKER
               Director of the Company since 1986.
               Director of Cinergy since 1994. Age 64.

             Mr. Baker has served as Vice Chairman of Arvin Industries, Inc., a worldwide supplier of automotive parts, since February 1996. He served as Chairman of the Board of Arvin Industries from November 1986 through January 1996 and as Chief Executive Officer from 1981 until June 1993. Mr. Baker is a director of Amcast Industrial Corp., Calspan SRL Corp., First Chicago NBD Corp., Geon Company, and Tokheim Corporation.
--------------------------------------------------------------------------------
            MICHAEL G. BROWNING
              Director of the Company since 1990.
              Director of Cinergy since 1994. Age 49.

            Mr. Browning is Chairman and President of Browning Investments, Inc., which is engaged in real estate ventures. He also served as President of Browning Real Estate, Inc., the general partner of various real estate investment partnerships, through December 30, 1994.
--------------------------------------------------------------------------------
            JOHN A. HILLENBRAND II
              Director of the Company since 1985.
              Director of Cinergy since 1994. Age 64.

            Mr. Hillenbrand principally serves as Chairman, President and Chief Executive Officer of Glynnadam, Inc., a personal investment holding company. He is also Chairman of Able Body Corporation and Nambe' Mills, Inc., and Vice Chairman of Pri-Pak, Inc. Mr. Hillenbrand is a director of Hillenbrand Industries, Inc. and National City Bank, Indiana.
--------------------------------------------------------------------------------
            JOHN M. MUTZ
              Director of the Company since 1991;
              Member -- Executive Committee.
              Director of Cinergy Investments since 1995. Age 60.

            Mr. Mutz has served as President of the Company since October 1994; he previously served as President of PSI Resources, Inc. from October 1993 until October 1994. He was president of the Lilly Endowment, Inc. in Indianapolis from 1989 to 1993. Mr. Mutz served as lieutenant governor of the State of Indiana from 1981 to 1988. While in office, he was president of the Indiana Senate, headed the Department of Commerce and the Department of Employment and Training Services, and served as Commissioner of Agriculture. Mr. Mutz is a director of ADESA Corporation and National City Bank, Indiana.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
            JACKSON H. RANDOLPH
              Director of the Company since 1994;
              Member -- Executive Committee.
              Director of Cinergy since 1993 and CG&E since 1983. Age 65

            Mr. Randolph has served as Chairman of the Board of the Company, Cinergy, Cinergy Investments, Cinergy Services, CG&E, and Union Light since December 1995. He served as Chairman of the Board and
            Chief Executive Officer of the Company, Cinergy, Cinergy Investments, Cinergy Services, and CG&E from October 1994 (and of Union Light from January 1995) through November 1995. Mr. Randolph was Chairman of the Board, President and Chief Executive Officer of CG&E from May 1993 until October 1994 (and of Union Light from June 1993 until January 1995); previously he served as President and Chief Executive Officer of CG&E and Union Light. Mr. Randolph is a director of Cincinnati Financial Corporation, PNC Bank Corp., and PNC Bank, Ohio, N.A.
--------------------------------------------------------------------------------
            JAMES E. ROGERS
              Director of the Company since 1988;
              Chairman -- Executive Committee.
              Director of Cinergy since 1993 and CG&E since 1994. Age 48.

            Mr. Rogers has served as Vice Chairman and Chief Executive Officer of the Company, CG&E, Cinergy Investments, and Union Light, and Vice Chairman, President and Chief Executive Officer of Cinergy and Cinergy Services since December 1995. He served as Vice Chairman and Chief Operating Officer of the Company, CG&E, and Cinergy Investments, and Vice Chairman, President and Chief Operating Officer of Cinergy and Cinergy Services from October 1994 (and as Vice Chairman and Chief Operating Officer of Union Light from January 1995) through November 1995. Mr. Rogers served as Chairman, President and Chief Executive Officer of the Company from August 1990 until October 1994; he previously served as Chairman and Chief Executive Officer. He also served as Chairman and Chief Executive Officer of PSI Resources, Inc. from October 1993 until October 1994; he previously served as Chairman, President and Chief Executive Officer. Mr. Rogers is a director of Bankers Life Holding Corporation, Duke Realty Investments, Inc., Fifth Third Bancorp, and The Fifth Third Bank.
--------------------------------------------------------------------------------
            VAN P. SMITH
              Director of the Company since 1986.
              Director of Cinergy since 1994. Age 67.

            Mr. Smith is Chairman of the Board of Ontario Corporation which manufactures precision components for semiconductor process equipment, provides custom hardware and software products, and operates commercial testing laboratories. He is a director of each of the subsidiaries of Ontario Corporation, Lilly Industries, Inc., Meridian Insurance Group, Inc., and Meridian Mutual Insurance Co.
--------------------------------------------------------------------------------

MEETINGS AND COMMITTEES OF THE BOARD

    During the year ended December 31, 1995, the Board held five meetings. All directors attended more than 75% of the aggregate number of Board and committee meetings which they were eligible to attend. The Executive Committee is the only standing committee of the Board.

DIRECTORS' COMPENSATION

    Directors who are not employees (the "non-employee directors") receive an annual retainer fee of $8,000 plus a fee of $1,000 for each Board meeting attended; however, any non-employee director of the Company who also serves as a non-employee director of Cinergy or any of its affiliates shall neither receive such annual retainer fee, nor any compensation for attendance at any Board meeting that is held concurrently or consecutively with a meeting of the board of directors of Cinergy. Each director as a non-employee director of the Company (Messrs. Baker, Browning, Hillenbrand, and Smith) is currently also a non-employee director of Cinergy. Directors who are also employees of Cinergy or any of its subsidiaries (Messrs. Mutz, Randolph, and Rogers) will receive no remuneration for their services as directors.

    Under Cinergy's Directors' Deferred Compensation Plan, each non-employee director of Cinergy or any of its subsidiaries may defer fees and have them accrued either in cash or in units representing shares of Cinergy common stock. If deferred in such units, the stock will be distributed to the director at the time of retirement from the appropriate board. Amounts deferred in cash will be paid at the same time.

    Under Cinergy's Retirement Plan for Directors, non-employee directors with five or more years of service will receive annual retirement compensation in an amount equal to the annual Board retainer fee in effect at the time of termination of service as a director, plus the product of the fee paid for attendance at a Board meeting multiplied by five. Retirement compensation is paid for as many years as the director served on the Board. This plan covers non-employee directors serving on the boards of directors of the Company, Cinergy, Cinergy Services, or CG&E. Prior service by non-employee directors of the Company, PSI Resources, Inc., or CG&E is credited under this plan.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The   executive  compensation  program  of  Cinergy  and  its  subsidiaries, including the Company, is administered by the Compensation Committee of Cinergy's board of directors (the "Committee"). The Committee establishes the compensation philosophy and the compensation of the chief executive officer and all other executive officers of Cinergy and its subsidiaries. The Committee also recommends and administers compensation plans for all executive officers and key employees. The Committee is composed of Messrs. Van P. Smith (Chairman), Michael
G. Browning, George C. Juilfs, and John J. Schiff, Jr., each of whom is an independent, non-employee director (of Cinergy), and an "outside director" (of Cinergy) within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Each of Messrs. Smith and Browning is also such an independent, non-employee, "outside director" of the Company.

COMPENSATION PHILOSOPHY

    The Committee reported in the Company's 1995 information statement that although its executive compensation philosophy was developing, it expressed an intent to emphasize incentive compensation, both short-term and long-term, in order to tie the interests of the executive officers and Cinergy's shareholders. At that time, the Committee anticipated that base salary, annual cash incentives, and long-term incentives would play an integral part in the executive compensation program.

    With assistance from an independent compensation and benefits consulting firm which conducted a study of existing executive compensation program structures, the Committee has formulated an integrated executive compensation philosophy which includes base salary, and annual and long-term incentives. The consulting firm has also advised as to the retention, modification or replacement of certain existing compensation and benefits plans and as to plan design generally.

    Cinergy and its subsidiaries seek to provide a total compensation program that will attract, retain, and motivate the high quality employees needed to provide superior service to its customers and to maximize returns to its shareholders. Base salaries for the executive group will be targeted at the median of comparably sized utility companies based on kilowatt hours sold. Because of the low-cost position of Cinergy and its subsidiaries, kilowatt hours sold is considered to be a better size measure than revenues for constructing a comparator group. Base salary levels will be reviewed annually. Salary increases will be based on such factors as corporate financial results, each individual's performance, and the executive's role and skills. The executive compensation program seeks to link executive and shareholder interests through cash-based and equity-based incentive plans, in order to reward corporate and individual performance and balance short-term and long-term considerations. Thus, annual and long-term incentive plans will be structured to provide opportunities that are competitive with general industry companies.

    This philosophy will result in a compensation mix for the chief executive officer and senior officers, including executive officers, consisting of annual incentive and long-term incentives that will account for at least 50% of the employee's total compensation.

    During 1995, the Committee adopted a charter which supports the executive compensation philosophy and the Committee's role in designing and implementing that philosophy. Pursuant to the charter, the Committee:

    - reviews and determines the annual base salaries, annual incentives, and long-term incentives of the executive officers of Cinergy and its subsidiaries, and develops an appropriate balance between short-term and long-term incentives while focusing on long-term shareholder interests; and

    - reviews the operation of the executive compensation programs; establishes and periodically reviews policies for the administration of these programs; and takes steps, if appropriate, to modify such programs and to design and implement new executive compensation programs.

    Consistent with its charter and its executive compensation philosophy, the Committee has reviewed Cinergy's existing short-term and long-term incentive plans and has concluded that it would be in the best interests of Cinergy and its shareholders to modify the Annual Incentive Plan and to adopt a new long-term incentive compensation plan.

    Under the proposed amendment to the Annual Incentive Plan, the maximum award opportunity for "covered employees", as that term is defined in Code Section 162(m), would be one million dollars.

Currently, the maximum award is 75% of annual base salary. Expressing the maximum possible award for covered employees in this manner is consistent with regulations issued by the Internal Revenue Service (the "IRS") in December, 1995.

    The proposed 1996 Long-Term Incentive Compensation Plan would allow Cinergy flexibility to design long-term incentive compensation programs which will help achieve its goals. The adoption of this plan is subject to approval by Cinergy's shareholders. The 1996 Long-Term Incentive Compensation Plan is intended, in part, to replace Cinergy's Performance Shares Plan.

ANNUAL INCENTIVE PLAN

    For 1995, executive officers were eligible for incentives under Cinergy's Annual Incentive Plan. Approximately 400 key employees participated in the plan in 1995 and were granted cash awards to the extent that certain pre-determined corporate and individual goals were attained during that year. Graduated standards for achievement were developed to encourage each employee's contribution. The potential awards ranged from 2.5% to 55% of the annual salary of the participant (including deferred compensation), depending upon the achievement levels and the participant's position. The Committee reviewed and approved both the plan goals at the beginning of the year and the achievements at the end of the year.

    For 1995, the Annual Incentive Plan used a combination of corporate and individual goals. Achievement of corporate goals and achievement of individual goals accounted for 50% of the total possible award. The portion of the payout in March, 1996, attributable to the corporate goals was based on 1995 achievement in two areas: (1) earnings per share; and (2) non-fuel operation and maintenance merger savings. The earnings per share goal accounted for 37.5% and the merger savings goal constituted 12.5% of the total possible award. The achievement level for each of the corporate goals was at the maximum award level for 1995.

    In 1995, incentive awards for each executive officer reflected individual achievement as well as Cinergy's attainment of its corporate goals. Individual performance goals for each executive varied from executive to executive; however, all related to the achievement of Cinergy's overall strategic vision of becoming a premier general energy services company.

    For each executive officer, the Committee assessed the extent to which each person contributed toward the accomplishment of Cinergy's vision in 1995. Although its determinations were subjective, the Committee believed that its assessment accurately measured the performance of each executive officer. Based upon the extraordinary efforts of the executive officers in 1995, the Committee determined that a maximum award was payable to each.

    For 1996, Cinergy's Annual Incentive Plan will again use a combination of corporate and individual goals. The corporate goal will account for 50% of the total possible award and achievement of individual goals will account for the remaining 50%. The corporate goal for 1996 will be based on earnings per share. For 1996, approximately 400 key employees will participate in the plan. The potential awards will range from 2.5% to 90% of the participant's annual salary, depending upon the achievement levels and the participant's position.

OTHER COMPENSATION DECISIONS

    The Committee, at its discretion, can award other forms of compensation in recognition of outstanding service to Cinergy or any of its subsidiaries. Consistent with that philosophy, the Committee approved in 1995 special performance awards for Messrs. Leonard and Thomas and Ms. Foley for exemplary performance associated with consummation of the corporate reorganization resulting in the formation of Cinergy (as set forth in footnotes to the Summary Compensation Table).

LONG-TERM INCENTIVE PLAN AND STOCK OPTION PLAN

    Cinergy's Performance Shares Plan (the "Performance Shares Plan") is a long-term incentive plan developed to reward officers and other key employees for contributing to long-term success by achieving corporate and individual goals approved by the Committee. The executive officers named in the compensation tables participate in this plan, and the same corporate and individual goals used in Cinergy's Annual Incentive Plan are applicable to this plan. The potential award opportunities are established in the same manner as the Annual Incentive Plan, with the minimum award opportunities ranging from 13.33% to 36.66% of annual salary for the full performance cycle. Performance cycles consist of overlapping four year periods. Because the former Performance Shares Plan of the Company was merged into the Performance Shares Plan effective as of October 24, 1994, the then existing Company performance cycles of 1992-1995 and 1994-1997 became performance cycles under the Performance Shares Plan. Awards earned under the 1992-1995 performance cycle by executive officers are paid in two installments: one-half of the award was paid in February, 1996, and the remaining portion will be paid in February, 1997. The dollar value of the awards to Messrs. Rogers, Mutz, Leonard and Thomas and Ms. Foley, paid in February 1995 and earned under the 1990-1993 performance cycle, are set forth in the Summary Compensation Table. The next overlapping four year performance cycle under the Performance Shares Plan began January 1, 1996, and will end December 31, 1999. As previously mentioned, the 1996 Long-Term Incentive Compensation Plan is intended, in part, to replace the Performance Shares Plan; the details of the transition have yet to be determined.

    Cinergy's executive officers and other key employees are also eligible for grants under Cinergy's Stock Option Plan in amounts determined to be appropriate by the Committee. The Plan is designed to align executive compensation with shareholder interests. Both non-qualified and incentive stock options have been granted under the plan. Options vest at the rate of 20% per year over a five-year period from the date of grant and may be exercised over a ten-year term.

CHIEF EXECUTIVE OFFICER

    Mr. Randolph's 1995 base salary was determined pursuant to an employment agreement with Cinergy dated December 11, 1992, as amended and restated effective October 24, 1994 (see Employment Agreements and Severance Arrangements on page 14). For 1995, Mr. Randolph also earned incentive compensation under the Annual Incentive Plan in the amount of $321,750, of which 50% was based on achievement of corporate goals and 50% was based upon the Committee's determination of his achievement of individual goals.

    Mr. Rogers' 1995 base salary was determined pursuant to an employment agreement with Cinergy dated December 11, 1992, as amended and restated effective July 2, 1993 (see Employment Agreements and

Severance Arrangements on page 14). For 1995, Mr. Rogers also earned incentive compensation under the Annual Incentive Plan in the amount of $321,750, of which 50% was based on achievement of corporate goals and 50% was based upon the Committee's determination of his achievement of individual goals.

    Giving consideration to the accomplishments of 1995 leading to a total return to Cinergy shareholders of 39.1% and an increase in earnings per share of 17%, the latter adjusted for the effects of weather and non-recurring items, sufficient goals were met to obtain the maximum award available. Other goals pertaining to budgeting, reengineering, development of a comprehensive human resource strategy, enhancement of top management team effectiveness, and elevation of Cinergy's impact in community involvement were also met. The relative importance in meeting these goals was equal in the determination of awards.

SUMMARY

    The Committee has established its executive compensation philosophy which emphasizes incentive compensation, both short-term and long-term, in order to tie the interests of the executive officers and shareholders. Base salary, annual cash incentives, and long-term incentives are an integral part of executive compensation. The Committee has determined that the Annual Incentive Plan should be modified to increase the maximum amount which can be awarded under that plan to "covered employees" under Code Section 162(m), and that the proposed 1996 Long-Term Incentive Compensation Plan is needed to provide flexibility in designing competitive long-term incentive programs in order to attract and retain qualified and highly motivated executive employees in the future.

    The 1993 Omnibus Budget Reconciliation Act ("OBRA") became law in August, 1993, for compensation earned in 1994 and later. Under the law, income tax deductions of publicly traded companies may be limited to the extent total compensation for certain executive officers exceeds one million dollars in any one year. Under OBRA, the deduction limit does not apply to payments which qualify as "performance based" or compensation which is payable under a written contract that was in effect before February 17, 1993. The Committee has reviewed the final regulations issued by the IRS and will continue to review the application of these rules to future compensation; however, the Committee intends to compensate executives on performance achieved, both corporate and individual.

    The tables which follow, and accompanying footnotes, reflect the decisions covered by the above discussion.

                                          CINERGY COMPENSATION COMMITTEE

                                          Van P. Smith, Chairman
                                          Michael G. Browning
                                          George C. Juilfs
                                          John J. Schiff, Jr.

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation of Messrs. Rogers and Randolph, each of whom served as chief executive officer at different periods during 1995, and each of the additional four most highly compensated executive officers (these six executive officers sometimes hereinafter collectively referred to as the "named executive officers") for services to Cinergy and its subsidiaries, including the Company, during the calendar years ended December 31, 1995, 1994 and 1993. (The data presented includes, for Mr. Randolph compensation from CG&E, and for the remaining named executive officers compensation from the Company, for the periods prior to October 24, 1994.)

                                                                                                 LONG-TERM COMPENSATION
                                                                                       -------------------------------------------
                                                                                                   AWARDS
                                                  ANNUAL COMPENSATION                  ------------------------------    PAYOUTS
                                   --------------------------------------------------                                  -----------
               (A)                                                          (E)              (F)             (G)
              NAME                                                         OTHER         RESTRICTED      SECURITIES        (H)
               AND                               (C)         (D)          ANNUAL            STOCK        UNDERLYING       LTIP
            PRINCIPAL                 (B)      SALARY     BONUS(1)     COMPENSATION        AWARDS       OPTIONS/SARS   PAYOUTS(2)
            POSITION                 YEAR        ($)         ($)            ($)              ($)             (#)           ($)
---------------------------------  ---------  ---------  -----------  ---------------  ---------------  -------------  -----------
James E. Rogers                         1995    535,000     321,750         15,322                0               0       283,427
  Vice Chairman                         1994    433,144     265,729         64,417                0         250,000       273,720
  and CEO                               1993    402,408     239,324              0                0               0       193,618

Jackson H. Randolph                     1995    535,000     321,750         11,594                0               0             0
  Chairman of the                       1994    470,000     255,750          5,719                0         250,000             0
  Board                                 1993    425,000     200,000          3,512                0               0             0

John M Mutz(4)                          1995    358,656     143,462          2,041                0               0        11,804
  President                             1994    342,380     136,952          3,001                0         100,000        11,436
                                        1993     81,250      31,281              0                0               0             0

J. Wayne Leonard                        1995    250,008      93,753         17,385                0               0        83,974
  Group Vice President                  1994    211,208      79,203         32,146                0         100,000        81,132
  and CFO                               1993    187,168      92,568              0                0               0        62,210

Larry E. Thomas                         1995    240,000      90,000          1,794                0               0        80,066
  Group Vice President                  1994    209,540      78,578         29,078                0         100,000        77,345
  and Chief Transformation              1993    187,168      67,568              0                0               0        56,339
  Officer

Cheryl M. Foley                         1995    230,004      86,252          5,284                0               0        80,462
  Vice President, General               1994    200,510      75,191         30,732                0         100,000        77,714
  Counsel and Secretary                 1993    179,036      89,632              0                0               0        59,866


               (A)
              NAME                      (I)
               AND                   ALL OTHER
            PRINCIPAL              COMPENSATION
            POSITION                    ($)
---------------------------------  -------------
James E. Rogers                        135,676(3)
  Vice Chairman                        285,393
  and CEO                               83,968
Jackson H. Randolph                    104,112(3)
  Chairman of the                       92,724
  Board                                 84,886
John M Mutz(4)                          16,530(5)
  President                              6,097
                                       250,334
J. Wayne Leonard                        49,726(5)
  Group Vice President                  93,555
  and CFO                                6,762
Larry E. Thomas                         29,464(5)
  Group Vice President                  53,945
  and Chief Transformation               6,762
  Officer
Cheryl M. Foley                         58,646(5)
  Vice President, General               59,618
  Counsel and Secretary                      0

------------
(1) The amounts appearing in this column reflect the Annual Incentive Plan awards earned during the year listed and paid in the following year.

(2) The amounts appearing in this column for 1995 and 1994 reflect the values of the shares and cash earned under the Company's Performance Shares Plan, as predecessor to Cinergy's Performance Shares Plan, by Messrs. Rogers, Mutz, Leonard, and Thomas and Ms. Foley during the four-year cycle from 1990 through 1993; the amounts reflected for 1993 were earned by such five officers under such plan during the two-year cycle from 1990 through 1991.

(3) Amount includes for Messrs. Rogers and Randolph, respectively: a deferred compensation award in the amount of $50,000 pursuant to the terms of each officer's Deferred Compensation Agreement; employer matching contributions under the Company's and CG&E's 401(k) plans of $9,240 and $4,125; above-market interest on amounts deferred pursuant to the Deferred

    Compensation Agreements of $21,202 and $31,413; and benefits under Split Dollar Life Insurance Agreements of $16,584 and $18,574. Also includes for Mr. Rogers insurance premiums paid with respect to executive/group-term life insurance and relocation compensation in the amounts of $5,290 and $33,360, respectively.

(4) Prior to October 4, 1993, Mr. Mutz served as a non-employee director of the Company and PSI Resources, Inc. and was otherwise unaffiliated with either such company.

(5) Amount includes for Messrs. Mutz, Leonard, Thomas, and Ms. Foley, respectively, insurance premiums paid with respect to executive/group-term life insurance of $10,062, $1,927, $5,682, and $3,441. Includes for Messrs. Mutz, Leonard, and Thomas, respectively, employer matching contributions under the Company's 401(k) plan of $6,468, $9,002, and $8,982. Includes for Messrs. Leonard, Thomas, and Ms. Foley, respectively: relocation compensation in the amounts of $8,797, $4,800, and $25,205; and special performance awards in the amounts of $30,000, $10,000, and $30,000.

AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUE TABLE

    The following table sets forth information concerning stock options exercised by the named executive officers during 1995, including the values realized for such options exercised, which represent the positive spread between the respective exercise prices and market prices on dates of exercises, and the numbers of shares for which options were held as of December 31, 1995, including the values for "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the market price of the shares of Cinergy common stock as of December 31, 1995, which was $30.625 per share.

                                                                              (D)
                                                                           NUMBER OF
                                                                          SECURITIES                (E)
                                                                          UNDERLYING       VALUE OF UNEXERCISED
                                                                          UNEXERCISED          IN-THE-MONEY
                                                                        OPTIONS/SARS AT       OPTIONS/SARS AT
                                                                            FY-END                FY-END
                                                (B)           (C)             (#)                   ($)
                                          SHARES ACQUIRED    VALUE    -------------------  ---------------------
                  (A)                       ON EXERCISE    REALIZED      EXERCISABLE/          EXERCISABLE/
                  NAME                          (#)           ($)        UNEXERCISABLE         UNEXERCISABLE
----------------------------------------  ---------------  ---------  -------------------  ---------------------
James E. Rogers                                 39,622       465,570     189,403/200,000     2,906,442/1,550,000
Jackson H. Randolph                                  0           N/A      50,000/200,000       387,500/1,550,000
John M. Mutz                                         0           N/A       32,787/80,000         338,805/620,000
J. Wayne Leonard                                13,539       137,161       57,611/80,000         684,123/620,000
Larry E. Thomas                                 20,043       161,713       51,107/80,000         592,623/620,000
Cheryl M. Foley                                 13,753       126,435       57,397/80,000         681,112/620,000

PENSION BENEFITS

    The primary pension benefits payable at retirement to each of the named executive officers are provided pursuant to the terms of either CG&E's non-contributory management pension plan (the "CG&E Pension Plan") or the Company's non-contributory pension plan (the "PSI Pension Plan"). Mr. Randolph is covered under the terms of the CG&E Pension Plan. Messrs. Rogers, Mutz, Leonard, and Thomas and Ms. Foley are covered under the terms of the PSI Pension Plan.

    Under the terms of the CG&E Pension Plan, the retirement income payable to a pensioner is 1.3% of final average pay plus 0.35% of final average pay in excess of covered compensation, times the number of years of credited service through 30 years, plus 0.1% of final average pay times the number of years of credited service over 30 years. Final average pay is the average annual salary, based on July 1 pay rates, during the employee's five consecutive calendar years producing the highest such average within the last ten calendar years immediately preceding retirement. The IRS annually establishes a dollar limit, indexed to inflation, of the amount of pay permitted for consideration under the terms of the plan, which for 1995 was $150,000. Covered compensation is the average social security taxable wage base over a 35-year period. The accrued annual benefit payable to Mr. Randolph upon his retirement under the terms of the plan is $106,211 based upon IRS limits and credited service of 37 years.

    Cinergy and Mr. Randolph have entered into an Amended and Restated Supplemental Executive Retirement Income Agreement which in effect freezes as of December 31, 1994, the accrual of benefits payable to Mr. Randolph under CG&E's Supplemental Executive Retirement Plan upon his retirement, death, or disability. Under the amended agreement, the annual supplemental retirement benefit of $511,654 shall be paid to Mr. Randolph or his beneficiary in monthly installments of $42,638 for 180 months beginning December 1, 2000.

    The PSI Pension Plan covers all of its employees who meet certain minimum age and service requirements. Compensation utilized to determine benefits under the PSI Pension Plan includes substantially all salaries and annual incentive compensation, including deferred compensation for Mr. Rogers. PSI Pension Plan benefits are determined under a final average pay formula with consideration of years of service to a maximum of 30, age at retirement and the applicable average social security wage base. The Company also maintains an Excess Benefit Plan which is designed to restore pension benefits to those individuals whose benefits under the PSI Pension Plan would otherwise exceed the limits imposed by the Code. Each of the named executive officers, with the exception of Mr. Randolph, participates in the Excess Benefit Plan.

    The following pension plan table illustrates the estimated annual benefits payable as a straight-life annuity under both plans to participants who retire at age 62. Such benefits are not subject to any deduction for social security or other offset amounts.

                                                                     YEARS OF SERVICE
                                           ---------------------------------------------------------------------
COMPENSATION                                   5          10          15          20          25          30
-----------------------------------------  ---------  ----------  ----------  ----------  ----------  ----------
$ 300,000................................  $  23,190  $   46,380  $   69,575  $   92,765  $  115,955  $  139,145
  400,000................................     31,190      62,380      93,575     124,765     155,955     187,145
  500,000................................     39,190      78,380     117,575     156,765     195,955     235,145
  600,000................................     47,190      94,380     141,575     188,765     235,955     283,145
  700,000................................     55,190     110,380     165,575     220,765     275,955     331,145
  800,000................................     63,190     126,380     189,575     252,765     315,955     379,145
  900,000................................     71,190     142,380     213,575     284,765     355,955     427,145
 1,000,000...............................     79,190     158,380     237,575     316,765     395,955     475,145
 1,100,000...............................     87,190     174,380     261,575     348,765     435,955     523,145

    The estimated credited years of service at age 62 for each of the named executive officers covered under the terms of the PSI Pension Plan are as follows: Mr. Rogers, 20.22 years; Mr. Mutz, 3.39 years; Mr. Leonard, 30 years; Mr. Thomas, 30 years; and Ms. Foley, 19.22 years.

    Messrs. Rogers and Mutz and Ms. Foley also participate in the Company's Supplemental Retirement Plan, which is designed to provide coverage to employees, previously designated by the Board, who will not otherwise qualify for full retirement benefits under the PSI Pension Plan. The benefit provided by the Company's Supplemental Retirement Plan will be an amount equal to that which a covered employee with maximum permitted years of participation (30 years) would have received under the PSI Pension Plan, reduced by the actual benefit provided by the PSI Pension Plan and the Excess Benefit Plan, and further reduced by benefits the covered employee will be eligible to receive from retirement plans from previous self-employment and from previous employers. The estimated annual benefit payable at age 62 under the Company's Supplemental Retirement Plan is $192,158 for Mr. Rogers, $89,147 for Mr. Mutz, and $54,624 for Ms. Foley.

    Cinergy has an Executive Supplemental Life Insurance Program, which provides key management personnel, including the named executive officers, with additional life insurance coverage during employment, and post-retirement deferred compensation. At the later of age 55 or retirement, the participant's life insurance coverage under the program will be canceled. At that time, the participant will receive the total amount of coverage in the form of deferred compensation payable in ten equal annual installments. The annual benefit payable, at the later of age 55 or retirement, to each of the named executive officers is $15,000 per year over ten years.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

    Cinergy entered into individual employment agreements with Mr. Randolph  and
Mr.   Rogers  (each  sometimes  hereinafter  individually  referred  to  as  the
"Executive") effective as of October 24, 1994.

    Pursuant to his employment agreement, Mr. Randolph served as Chairman and Chief Executive Officer of Cinergy until November 30, 1995, at which time he relinquished the position of Chief Executive Officer; he will continue to serve as Chairman of the Board of Cinergy until November 30, 2000. Mr. Rogers served as Vice Chairman, President and Chief Operating Officer of Cinergy until November 30, 1995, and thereafter has served as Vice Chairman, President and Chief Executive Officer. Mr. Rogers' agreement is for a term of three years; however, as amended in December 1995, on each annual anniversary date it will be automatically extended for an additional year, unless either Cinergy or Mr. Rogers gives timely notice otherwise.

    During the terms of their agreements, Messrs. Randolph and Rogers will receive minimum annual base salaries of $465,000 and $422,722, respectively. Each will also be paid an annual incentive award of up to a maximum of no less than 55% of his annual salary pursuant to Cinergy's Annual Incentive Plan, and will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare plans applicable generally to Cinergy employees and executives.

    If the Executive's employment terminates as a result of death, his beneficiary will receive a lump sum cash amount equal to the sum of (a) the Executive's annual base salary through the termination date to the extent not previously paid, (b) a pro rata portion of the benefit under Cinergy's Annual Incentive Plan calculated based upon the termination date, and (c) any compensation previously deferred but not yet paid to the Executive (with accrued interest or earnings thereon) and any unpaid accrued vacation pay. In addition to these accrued amounts, if Cinergy terminates the Executive's employment without "cause" or the Executive terminates his employment for "good reason" (as each is defined in the employment agreements), Cinergy will pay to the Executive
(a) a lump sum cash amount equal to the present value of his annual base salary and benefit under Cinergy's Annual Incentive Plan payable through the end of the term of employment, at the rate and applying the same goals and factors in effect at the time of notice of such termination,

(b) the value of all benefits to which the Executive would have been entitled had he remained in employment until the end of the term of employment under Cinergy's Performance Shares Plan and Executive Supplemental Life Insurance Program, (c) the value of all deferred compensation and all executive life insurance benefits whether or not then vested or payable, and (d) medical and welfare benefits for the Executive and his family through the end of the term of employment. If the Executive's employment is terminated by Cinergy for cause or by the Executive without good reason, the Executive will receive unpaid annual base salary accrued through the termination date and any accrued deferred compensation.

    Mr. Randolph has a severance agreement with Cinergy which provides that if, within three years after October 24, 1994 he terminates his employment for good cause or his employment is terminated by Cinergy other than for disability or cause, Cinergy will pay him a cash amount equal to 300% of his annualized compensation for the most recent five years ending before October 24, 1994, less $1,000, plus a cash "gross-up" payment equal to the federal excise tax due on such amount, if any.

    Mr. Mutz has an employment agreement pursuant to which he will serve as President of, and will be nominated for election as a director of, the Company until October 4, 1998. Commencing October 4, 1996, the term of the employment agreement may be extended for one additional year upon mutual agreement. During the term of his agreement, Mr. Mutz will receive a minimum annual base salary of $330,000, will be eligible to receive an annual incentive cash award of up to 40% of his annual base salary pursuant to Cinergy's Annual Incentive Plan, will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare plans applicable generally to Cinergy employees and executives, and will receive other fringe benefits. In connection with his participation in the Company's Supplemental Retirement Plan, Mr. Mutz's employment agreement provides that he will be vested in his benefit (calculated including a profession transition allowance of $250,000 paid in 1993) at a rate of 20% per year of service beginning in 1994 without offset for other retirement benefits, and will be guaranteed a benefit thereunder based on its current terms even if the plan subsequently is amended to reduce benefits or is terminated.

    Cinergy entered into individual employment agreements with Messrs. Leonard and Thomas and Ms. Foley, which shall continue until December 31, 1997; provided, however, effective January 1, 1996, and each January 1 thereafter, the term of each such employment agreement may be extended for one additional year upon mutual agreement. Pursuant to the terms of their respective agreements, Mr. Leonard has served as Group Vice President and Chief Financial Officer of Cinergy and its subsidiaries, Mr. Thomas initially served as Group Vice President, Reengineering and Operation Services of Cinergy and its subsidiaries, and Ms. Foley has served as Vice President, General Counsel and Secretary of Cinergy and its subsidiaries. However, each such officer may be further assigned such other responsible executive capacity or capacities as the boards of directors of Cinergy or Cinergy Services or Cinergy's chief executive officer may from time to time determine. Effective September 1, 1995, Mr. Thomas was named to the position of Group Vice President and Chief Transformation Officer. During the term of their agreements, Messrs. Leonard and Thomas and Ms. Foley will receive minimum annual base salaries of $250,000, $240,000, and $230,000, respectively, and each will be eligible to participate in all other incentive, stock option, performance award, savings, retirement and welfare benefit plans applicable generally to Cinergy employees and executives, and will receive other fringe benefits.

    If the employment of Messrs. Mutz, Leonard, or Thomas or Ms. Foley (each sometimes hereinafter individually referred to as the "officer") is terminated as a result of death, for cause or by the officer without good reason, the officer or the officer's beneficiary will be paid a lump sum cash amount equal to (a) the officer's unpaid annual base salary through the termination date, (b) a pro rata portion of the officer's award under Cinergy's Annual Incentive Plan,
(c) the officer's vested accrued benefits under Cinergy's Performance Shares Plan (and also including the Company's Pension Plan, Excess Benefit Plan and Supplemental Retirement Plan in the case of Mr. Mutz), and (d) any unpaid deferred compensation (including accrued interest or earnings) and unpaid accrued vacation pay. If, instead, the officer's employment is terminated prior to a change in control (as defined) without cause or by the officer for good reason, the officer will be paid (a) a lump sum cash amount equal to the present value of the officer's annual base salary and target annual incentive award payable through the end of the term of the agreement, at the rate and applying the same goals and factors in effect at the time of notice of such termination,
(b) the present value of all benefits to which the officer would have been entitled had the officer remained in employment until the end of the term of the agreement under Cinergy's Performance Shares Plan and Executive Supplemental Life Insurance Program (and also including the Company's Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan in the case of Mr. Mutz), (c) the value of all deferred compensation and all executive life insurance benefits whether or not vested or payable, and (d) continued medical and welfare benefits through the end of the term of the agreement.

    If the employment of any such officer (as defined above) is terminated after a change in control, the officer will be paid a lump sum cash payment equal to the greater of (i) three times the sum of the officer's annual base salary immediately prior to the date of the officer's termination of employment or, if higher, the date of the change in control, plus all incentive compensation or bonus plan amounts in effect prior to the date of the officer's termination of employment or, if higher, prior to the change in control, and (ii) the present value of all annual base salary, bonuses and incentive compensation and retirement benefits that would otherwise be due under the agreement plus deferred compensation and executive life insurance benefits. In addition, the officer will be provided life, disability, accident and health insurance benefits for thirty-six months, reduced to the extent comparable benefits are received, without cost, by the officer.

DEFERRED COMPENSATION AGREEMENTS

    Mr. Randolph and CG&E, and Mr. Rogers and the Company and PSI Resources, Inc., entered into deferred compensation agreements effective as of January 1, 1992 (the "Deferred Compensation Agreements") pursuant to which each such officer is credited with a $50,000 base salary increase in the form of deferred compensation. Such amount is deferred annually, in the case of both Mr. Randolph and Mr. Rogers, for a five-year period beginning January 1, 1992 and ending December 31, 1996, and in the case of Mr. Rogers, for an additional five-year period beginning January 1, 1997 and ending December 31, 2001. The Deferred Compensation Agreements were assumed by Cinergy effective as of October 24, 1994.

    In general, Mr. Randolph's Deferred Compensation Agreement provides that if his employment terminates for any reason, other than death or disability, prior to January 1, 1997, he will receive the total amount of his deferred income plus interest. If Mr. Randolph's employment terminates on or after January 1, 1997, he will receive an annual cash benefit of $179,000 payable for a 15-year period beginning January 2001. Proportional benefits are payable to Mr. Randolph in the event his employment is terminated for death or disability prior to January 1, 1997.

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    In general, Mr. Rogers' Deferred Compensation Agreement provides that if his employment terminates for any reason, other than death, prior to January 1, 1997, he will receive a lump sum cash payment equal to the total amount deferred for the first five-year period described above plus interest. If Mr. Rogers' employment terminates for any reason, other than death, on or after January 1, 1997, he will receive an annual cash benefit over a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2003 nor later than January 2010. The annual cash benefit amount payable for such 15-year period ranges from $179,000 per year if payment begins in January 2003, to $554,400 per year if payment commences in January 2010. Comparable amounts are payable to Mr. Rogers in the event his employment is terminated for disability prior to January 1, 1997 or if Mr. Rogers dies (i) prior to January 1, 1997 while employed or disabled, or (ii) on or after January 1, 1997 but before commencement of payment of the 15-year payments described above; provided, however, if Mr. Rogers becomes disabled prior to the completion of the first award period, the amounts paid will be proportionately reduced based on the ratio of the amount deferred to the date of disability to the total amount that would have been deferred to the end of the first award period. In addition, if Mr. Rogers' employment terminates for any reason, other than death or disability, on or after January 1, 1997, but before January 1, 2002, he will receive a lump sum cash payment equal to the total amount deferred during the second five-year period described above plus interest. Additionally, if Mr. Rogers' employment terminates for any reason, other than death or disability, on or after January 1, 2002, he will receive an additional annual benefit for a 15-year period beginning the first January following termination of his employment, but in no event earlier than January 2008 nor later than January 2010. The annual cash benefit amount payable for such period ranges from $179,000 per year if payment begins in January 2008, to $247,000 per year if payment begins in January 2010. Provided that Mr. Rogers is employed on January 1, 1997, comparable amounts are payable to Mr. Rogers in the event his employment is terminated for disability prior to January 1, 2002 or if Mr. Rogers dies (i) prior to January 1, 2002 while employed or disabled, or (ii) on or after January 1, 2002 but before commencement of payment of benefits; provided, however, if Mr. Rogers becomes disabled prior to the completion of the second award period, his payments will be proportionately reduced in the same manner as described above for disability during the first award period.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Schiff, Chairman of the Board of Cincinnati Financial Corporation, serves on the Committee (as defined on page 6) and Mr. Randolph, Chairman of the Board of Cinergy and its subsidiaries, including the Company, serves on the board of directors of Cincinnati Financial Corporation.

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RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The independent public accountants for Cinergy and its subsidiaries, including the Company, for the year 1995 were Arthur Andersen LLP, with offices both in Cincinnati, Ohio and Indianapolis, Indiana. Upon recommendation of the Audit Committee of Cinergy's board of directors, such board employed on January 25, 1996 Arthur Andersen LLP as independent public accountants for Cinergy and its subsidiaries, including the Company, for the year 1996. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS BY SHAREHOLDERS

    In order to be considered for inclusion in the Company's Information Statement for the 1997 Annual Meeting of Shareholders, proposals from shareholders must be received by the Secretary of the Company at 1000 East Main Street, Plainfield, Indiana 46168 not later than November 27, 1996.

                                          By Order of the Board of Directors

                                          CHERYL M. FOLEY
                                          SECRETARY

Dated: March 27, 1996

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